EXHIBIT 10.7.1


                            CREDIT AGREEMENT


      THIS CREDIT AGREEMENT, dated as of April 11, 1997 (this "AGREEMENT"), is entered into by and between QUAD SYSTEMS CORPORATION, HITECH FINANCE COMPANY, TRIMARK INVESTMENT CORPORATION, QUAD LEASING CORPORATION AND QUAD FOREIGN SALES CORPORATION ("QFSC"), (each of which may be referred to individually by name or as "BORROWER" and collectively, as the "BORROWERS") and CoreStates Bank, N.A., ("BANK").


                          W I T N E S S E T H :

      WHEREAS, the Bank, another lender and the Borrowers are parties to a certain revolving credit agreement dated as of December 4, 1995 and a certain term loan agreement dated as of January 24, 1995 as amended ("PRIOR LOAN AGREEMENTS") pursuant to which the lenders therein agreed to provide loans and other financial accommodations to the Borrowers in an aggregate principal amount of up to $11,500,000; and

      WHEREAS, Borrowers desire to refinance certain of their outstanding indebtedness including the indebtedness outstanding under the Prior Loan Agreements and to obtain additional credit facilities; and

      WHEREAS, the Bank is willing to provide a credit facility to the Borrowers on the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                              CERTAIN DEFINITIONS.


     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have these meanings (and other capitalized terms shall have the meanings set forth in Article VIII):

     "ACCEPTANCE AGREEMENT" shall mean any Acceptance Agreement executed by the Bank and the Borrowers with respect to Bankers' Acceptances to be created by the Bank.

     "ACCOMMODATION" shall have the meaning set forth in Section 2.5.

     "ADDITIONAL AMOUNT" shall have the meaning set forth in Section 2.8.

     "AFFILIATE" shall mean any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) ten percent (10.0%) or more of the voting stock is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term control means the possession, directly or indirectly, of the power to direct or



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cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "AGREEMENT" shall mean this Credit Agreement, as amended, supplemented, or modified from time to time and all exhibits and schedules attached hereto.

     "APPLICABLE LENDING OFFICE" shall mean the office of the Bank at the address set forth next to the name of the Bank in the signature pages hereof.

     "AUTHORIZED FINANCIAL OFFICER" shall mean the director of financial services, controller, treasurer or chief financial officer of the Borrower and such other officers of the Borrower as to which Quad Systems Corporation and the Bank may agree in writing.

     "BANK" shall have the meaning set forth in the introductory clauses hereof.

      "BANKERS' ACCEPTANCE" shall mean each acceptance created by the Bank pursuant to Section 2.14 of this Agreement.

     "BASE RATE" shall mean, for any day, the per annum rate of interest quoted by the Bank on each Business Day as its overnight base rate for such day, as said rate shall change from time to time with such changes to be immediately effective, (it being understood that said rate is determined by the Bank in its sole discretion on the basis of its assessment of money market conditions) calculated on the basis of the actual number of days elapsed in a year of 360 days.

     "BASE RATE LOANS" shall mean Revolving Credit Loans accruing interest based on the Base Rate.

     "BORROWERS" shall have the meaning set forth in the introductory clauses hereof but, for purposes of Artice IV or Section 5.2(c), shall not include QFSC.

     "BUSINESS DAY" shall mean (a) any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia are authorized or required to close under the laws of the Commonwealth of Pennsylvania and, (b) if the applicable day relates to a LIBO Rate Loan, or notice with respect to a LIBO Rate Loan, a day on which dealings in Dollar deposits are also carried on the London interbank market and banks are open for business in London ("LONDON BUSINESS Day").

     "CAPITAL EXPENDITURES" shall mean expenditures for any fixed assets or improvements replacements, substitutions or additions thereto which have a useful life of more than one year, including expenditures within the meaning of
Section 263 of the Code and assets acquired pursuant to Capitalized Lease;

     "CAPITALIZED LEASE" shall mean all lease obligations of any Person or Subsidiary for any property (whether real, personal or mixed) which have been or should be capital on the books of the lessee in accordance with General Accepted Accounting Principles.

     "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 33 U.S.C. ss. 1251 ET SEQ, as amended from time to time, and all and regulations with respect thereto in effect from time to time.

     "CLOSING DATE" shall mean April 11, 1997.


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     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and all and regulations with respect thereto in effect from time to time.

     "COLLATERAL" shall mean all property, tangible or intangible, which is subject or to be subject to the Liens granted hereunder and under the Collateral Documents pursuant to Article 3 hereof.

     "COLLATERAL DOCUMENTS" shall mean the Stock Pledge Agreement and all other agreements, consents, and/or instruments creating, assigning, confirming or otherwise relating to the lien and/or security interest granted to the Bank in any of the Collateral, all as more fully described in Article 3 hereof.

     "COVENANT COMPLIANCE CERTIFICATE" shall mean a certificate completed by an Authorized Financial Officer of the Borrower on behalf of the Borrower and submitted to Bank under Section 6.1 (g) and containing a computation of, and showing compliance with, each of the financial covenants set forth in Article VIII.

     "DEBT" shall mean as to any Person, without duplication, (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a consolidated balance sheet of such Person and its Subsidiaries as of the date on which Debt is to be determined including trade debt and accruals, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person and any Subsidiary whether or not the indebtedness secured thereby shall have been assumed, (iii) all indebtedness of others with respect to which such Person or any Subsidiary has become liable by way of a guarantee or endorsement (other than for collection or deposit in the ordinary course of business), (iv) all contingent liabilities of such Person or any Subsidiary, includIng but not limited to contingent liabilities in connection with outstanding letters of credit, and (v) lease obligations that, in conformity with GAAP, have been or should be capitalized on such entity's balance sheet.

     "DEFAULT RATE" on any Loan shall mean the rate of interest determined under
Section 2.2(e).

     "DOLLARS" shall mean the lawful currency of the United States of America.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

     "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with Borrower within the meaning of Section 414(c) of the Code.

     "EVENT OF DEFAULT" shall have the meaning set forth in Section 9.1.

     "ENVIRONMENTAL CONTROL STATUTES" shall mean any federal, state, county, regional or local statute, law, ordinance, rule, regulation, order, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, directives or regulations governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation CERCLA, the Solid Waste Disposal Act, as


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amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous
and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case, as amended from time to time and in effect from time to time.

     "FIXED RATE LOANS" shall mean any Loan bearing interest at a fixed rate.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" OR "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

     "HAZARDOUS SUBSTANCES" shall mean without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, under, and which may give rise to liability pursuant to, any Environmental Control Statutes as well as words of similar purport or meaning referred to in any other federal, state, county or municipal environmental statute, ordinance, rule or regulation.

     "INDEBTEDNESS FOR BORROWED MONEY" shall mean as to any Person (i) all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by such Person, or any Subsidiary, whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Note and any indebtedness for money borrowed from an Affiliate) and (ii) all indebtedness of others for money borrowed (including indebtedness of an Affiliate) with respect to which such Person or any Subsidiary has become liable by way of a guarantee or indemnity.

     "INTEREST PERIOD" shall mean with respect to any LIBO Rate Loan, each period commencing on the date any such Loan is made, or, with respect to a Loan being renewed, the last day of the next preceding Interest Period with respect to a Loan, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day of the calendar month) in the first, second or third calendar month thereafter as selected under the procedures specified in Section 2.3, if the Bank is then offering LIBO Rate Loans for such period; provided that each LIBO Rate Loan Interest Period which would otherwise end on a day which is not a Business Day (or, for purposes of Loans to be repaid on a London Business Day, such day not a London Business Day) shall end on the next succeeding Business Day (or London Business Day, as appropriate) unless such next succeeding Business Day (or London Business Day, as appropriate) falls in the next succeeding calendar month, in which case the Interest Period shall end on the next preceding Business Day (or London Business Day, as appropriate).

     "INVESTMENT" in any Person shall mean:

          (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and

          (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such deposit, advance, loan or extension of credit having a term not exceeding 120 days in the case of unaffiliated Persons and one year in the case of Affiliates representing the purchase price of inventory or supplies purchased in the


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

     ordinary course of business) or guarantee or assumption of, or other contingent obligation with respect to, Indebtedness for Borrowed Money or other liability of such Person; and

          (c) (without duplication of the amounts included in (a) and (b) above) any amount that may, pursuant to the terms of such investment, be required to be paid, deposited, advanced, lent or extended to or guaranteed or assumed on behalf of such Person.

     "LETTER OF CREDIT" shall mean individually and collectively any commercial letter of credit or standby letter of credit issued by the Bank for the account of the Borrowers.

     "LETTER OF CREDIT SUBLIMIT" shall mean the sum of $3,000,000.

     "LIBO RATE" shall mean, for the applicable Interest Period, (i) the rate, rounded upwards to the next one-sixteenth of one percent, determined by the Bank two London Business Days prior to the date of the corresponding LIBO Rate Loan, at which the Bank is offered deposits in dollars at approximately 11:00 A.M., London time, by leading banks in the interbank Eurodollar or Eurocurrency market for delivery on the date of such Loan in an amount and for a period comparable to the amount and Interest Period of such Loan and in like funds, DIVIDED BY
(ii) a number equal to one (1.0) minus the LIBO Rate Reserve Percentage. The LIBO Rate shall be Adjusted automatically with respect to any LIBO Rate Loan outstanding on the effective date of any change in the LIBO Rate Reserve Percentage, as of such effective date. LIBO Rate shall be calculated on the basis of the number of days elapsed in a year of 360 days.

     "LIBO RATE RESERVE PERCENTAGE" shall mean, for any LIBO Rate Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by the Bank against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit or credit proration, exemptions, or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the LIBO Rate Reserve Percentage shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities which includes deposits by reference to which the rate for LIBO Rate Loans is to be determined; or (2) any category of extension of credit or other assets which include LIBO Rate Loans.

     "LIBO RATE LOANS" shall mean Revolving Credit Loans accruing interest based on the LIBO Rate.

     "LIEN" shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction of an obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement or any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code (intended to perfect any of the foregoing) of any jurisdiction or similar evidence of any encumbrance.

     "LOAN" or "LOANS" shall mean a Revolving Credit Loan or the Term Loan.

     "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Stock Pledge Agreement, the Collateral Documents, and all filings under the UCC as the same may be replaced, amended or modified from time-to-time.


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     "MATERIAL ADVERSE EFFECT" shall mean the existence of any fact, circumstance or occurrence which would reasonably be expected to have a material and adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrowers and their respective subsidiaries, taken as a whole.

     "MATURITY DATE" shall mean April 1, 2002.

     "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in ERISA
Section 4001(a)(3), which covers employees of Borrowers or any ERISA Affiliate.

      "NET AVAILABILITY" shall mean at any time of determination an amount equal to the Revolving Loan Commitment, MINUS (i) the aggregate principal amount of all Revolving Credit Loans outstanding and (ii) the face amount of all Accommodations outstanding provided, HOWEVER, that for purposes of determining Net Availability, Loans and Accommodations for which a request is already pending shall be deemed to be outstanding at that time.

     "NOTES" shall mean the Revolving Credit Note and the Term Note.

     "OBLIGATIONS" shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Bank by or from the Borrowers or any Subsidiary arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal of and interest on all the Revolving Credit Loans and the Term Loan, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrowers and any Subsidiary or for which any Borrower or any Subsidiary is liable as indemnitors under the Loan Documents, whether or not evidenced by any note or other instrument.

     "OPERATING LEASE" shall mean an operating lease as defined by Generally Accepted accounting Principles, excluding all leases the expenses for which may be charged to a customer of a Borrower pursuant to the written terms of the contract with such customer.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PENSION PLAN" shall mean, at any time, any Plan (including a Multiemployer
Plan), the funding requirements of which (under ERISA Section 302 or Code
Section 412) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrowers or any ERISA Affiliate.

     "PERMITTED ACQUISITIONS shall mean any and all acquisitions of the assets of, or stock (or similar interest) in, another Person, which either individually or in the aggregate, during any Fiscal Year, have a cost to Borrowers of, or are valued at, not more than $2,000,000 (in each case after giving effect to all liabilities assumed in connection therewith) PROVIDED, HOWEVER, that the Borrowers shall give the Bank ten (10) Business Days prior written notice of each such transaction together with a pro-forma financial statement and Covenant Compliance Certificate with respect to the proposed transaction, and the consummation of each such transaction would not cause the Borrowers to be in violation or default of any other term, condition, covenant or agreement contained herein.


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     "PERMITTED LIENS" shall mean as to any Person:

          (a) any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by such Person [or Subsidiary] by appropriate proceedings and for which adequate reserves have been established by such Person [or Subsidiary] as reflected in such Person's [or Subsidiary's] financial statements;

          (b) any Liens imposed by law such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

          (c) easements, rights-of-way, restrictions and other similar encumbrances on the real property or fixtures of such Person incurred in the ordinary course of business which individually or in the aggregate are not substantial in amount and which do not in any case materially detract from the value or marketability of the property subject thereto or interfere with the ordinary conduct of the business of such Person [or Subsidiary];

          (d) Liens (other than Liens imposed on any property of such Person or any ERISA Affiliate pursuant to ERISA or section 412 of the Code) incurred or deposits made in the ordinary course of business, including Liens in connection with workers' compensation, unemployment insurance and other types of social security and Liens to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases that are not Capitalized Leases, performance bonds, sales contracts and other similar obligations, in each case, not incurred in connection with the obtaining of credit or the payment of a deferred purchase price, and which do not, in the aggregate, result in a material adverse effect on the business, operations, assets or condition (financial or otherwise) of such Person or any Subsidiary;

          (e) Liens securing Indebtedness of a Subsidiary to such Person or to another Subsidiary;

          (f) Liens existing on the date hereof as set forth in Schedule 4.13 hereto including existing purchase money Liens on equipment, hereof so long as each such Lien (x) exists upon the same terms as those existing on the date hereof and (y) does not secure indebtedness in greater principal amount than that outstanding on the date hereof and no additional assets are furnished as collateral; and

          (g) purchase money Liens on any property hereafter acquired; provided that (i) such property is acquired in the ordinary course of business and the Lien on such property is created contemporaneously with such acquisition; (ii) the obligation secured by a Lien so created shall not exceed 100% of the lesser of cost or fair market value of the property covered thereby; (iii) each such Lien shall attach only to the property so acquired and not to any other property or asset of the Borrower; (iv) the Debt secured by all such Liens in the aggregate shall not exceed $1,000,000 at any one time outstanding; and (v) the obligation secured by such Lien is permitted by the provisions of Section 7.2(c).


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

     "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, business trust, entity, any other entity of whatever nature, government, agency or political subdivision thereof.

     "PLAN" or "PENSION PLAN" shall mean an employee benefit plan as defined in
Section 3(3) of ERISA, other an a Multiemployer Plan, whether formal or informal and whether legally binding or not.

     "POTENTIAL DEFAULT" shall mean an event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

     "PRIME RATE" shall mean the rate of interest publicly announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate charged by the Bank to any particular class or category of customers), which Prime Rate shall change simultaneously with any change in such announced rate.

     "PRIME RATE LOANS" shall mean Revolving Credit Loans accruing interest based on the Prime Rate.

     "PRIOR LOAN AGREEMENTS" shall have the meaning set forth in the introductory clauses hereof.

     "PROHIBITED TRANSACTION" shall mean a transaction that is prohibited under Code Section 75 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

     "REGULATION" shall mean any statute, law, ordinance, regulation, order or rule of any United States or foreign, federal, state, local or other government or governmental body, including, without limitation, those covering or related to banking, financial transactions, public utilities, environmental control, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wages and hours, employee benefits, and price and wage control matters.

     "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

     "REGULATORY CHANGE" shall mean any change after the date of this Agreement in regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests of or under any Regulation (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof applying to a class of banks including the Bank.

     "REPORTABLE EVENT" shall mean, with respect to a Plan: (a) any of the events set forth in ERISA Sections 4043(b) (other than a reportable event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations) or 4063(a) or the regulations hereunder, (b) an event requiring any Borrower or any ERISA Affiliate to provide security to a Pension Plan under Code
Section 401(a)(29) and (c) any failure by any Borrower or any ERISA Affiliate to make payments required by Code Section 412(m).

     "REVOLVER TERMINATION DATE" shall mean the EARLIER TO OCCUR of (a) April 1, 2000, or (b) the date on which this Agreement and/or the Revolving Loan Commitment shall be terminated pursuant to Sections 2.7 or 9.2.


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     "REVOLVING LOAN COMMITMENT" shall mean the sum of $10,000,000.

     "REVOLVING CREDIT LOAN" shall have the meaning set forth in Section 2.1.

     "REVOLVING CREDIT NOTE" shall have the meaning set forth in Section 2.10.

     "STOCK PLEDGE AGREEMENT" shall mean the Pledge Agreement between the Borrowers and the Bank.

     "SOLVENT" shall mean, with respect to any Person that the aggregate present fair saleable value of such Person's assets is in excess of the total amount of its probable liability on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business it is presently engaged in or is about to engage in.

     "SUBSIDIARY" shall mean a corporation or other entity the shares of stock or other equity interests of which having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by a Borrower.

      "TAXES" shall have the meaning set forth in Section 2.9.

      "TERMINATION EVENT" shall mean, with respect to a Pension Plan: (a) a Reportable Event, (b) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under ERISA Section 4041(c), (c) the institution of proceedings to terminate a Pension Plan under ERISA Section 4042 (d) the appointment of a trustee to administer any Pension Plan under ERISA Section 4042.

      "TERM NOTE" shall have the meaning set forth in Section 2.10.

      "TYPE" when used with respect to any Loan or advance, means the designation of whether such Loan or advance is a Base Rate Loan, a Prime Rate Loan or a LIBO Rate Loan and when used with respect to any accommodation means whether such accommodation is a letter of credit or a banker's acceptance.

     1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 4.5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.


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


                                   ARTICLE II

                                    THE LOANS

     Subject to the terms and conditions of this Agreement and in reliance upon all of the representations and warranties, covenants and agreements of the Borrowers set forth herein, the Bank agrees to make the following Loans to, and to issue Accommodations for, the Borrowers.


     2.1 REVOLVING CREDIT LOANS.

     (a) The Bank agrees to make advances (collectively called the "REVOLVING CREDIT LOANS" and individually a "REVOLVING CREDIT LOAN") to the Borrowers from time to time during the period commencing on the Closing Date and ending on, but not including, the Revolver Termination Date, in a principal amount not to exceed at any one time outstanding (after giving effect to any then pending request for Loan), the Revolving Loan Commitment; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Bank will not make a Revolving Credit Loan if, after giving effect to such Revolving Credit Loan, the SUM OF: (i) the unpaid principal amount of the Revolving Credit Loans to the Borrowers, PLUS
(ii) the face amount of all outstanding Accommodations, exceeds or would exceed the Revolving Loan Commitment.

     (b) The Borrowers may request Revolving Credit Loans at any one of the following interest rate options further described in Section 2.2: (1) Base Rate
(2) Prime Rate or (3) LIBO Rate. The Revolving Credit Loans outstanding at any one time may involve any combination of such interest rate options in such amounts as the Borrowers may determine, subject to the terms and conditions hereof, including the requirement concerning minimum amounts for Loan requests and the further requirements that:

          (i) no request may be made which would require more than one interest rate option or more than one Interest Period to apply to a single Revolving Credit Loan, and

          (ii) Revolving Credit Loans made automatically in connection with the payment of an Accommodation, shall be deemed to be Prime Rate Loans, and

          (iii) in the case of LIBO Rate Loans, (x) not more than five (5) such Loans may be outstanding at any one time, (y) no LIBO Rate Loan may have an Interest Period extending beyond the Revolver Termination Date and the Interest Periods available for LIBO Rate Loans shall be limited to periods of one, two or three months,

     (c) Except for Revolving Credit Loans which exhaust the full remaining amount of the Revolving Loan Commitment and conversions which result in the conversion of all Revolving Credit Loans subject to a particular interest rate option, each of which may be in lesser amounts, each Revolving Credit Loan when made and each conversion of Revolving Credit Loans of one type into Loans of another type hereunder shall be in an amount at least equal to: (i) $500,000 or, if greater, then in such minimum amount plus $100,000 multiples for LIBO Rate Loans; and (ii) $100,000 or, if greater than in such


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minimum amount plus $25,000 multiples for all other Revolving Credit Loans.

     (d) Within the limits of the Revolving Loan Commitment, the Borrowers may borrow, prepay (in accordance with Section 2.8) and reborrow Revolving Credit Loans. All Revolving Credit Loans shall, in any event, be repaid by the Borrowers on the Revolver Termination Date.

     2.2 INTEREST ON THE REVOLVING CREDIT LOANS.

     (a) BASE RATE. Each Revolving Credit Loan designated to be a Base Rate Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full or converted, at a rate per annum equal to the SUM OF: the Base Rate determined from time to time; PLUS a margin (expressed in basis points) as may be negotiated by Borrower and the Bank from time to time. Accrued interest on all Base Rate Loans shall be due and payable in arrears on the first Business Day of each calendar month until paid in full and upon the Revolver Termination Date.

     (b) PRIME RATE. Each Revolving Credit Loan designated to be a Prime Rate Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full or converted, at a rate per annum equal to the Prime Rate determined from time to time. Accrued interest on all Prime Rate Loans shall be due and payable in arrears on the first Business Day of each calendar month until paid in full and upon the Revolver Termination Date.

     (c) LIBO RATE. Each Revolving Credit Loan designated to be a LIBO Rate Loan shall bear interest on the principal amount thereof from the date made until such Loan is paid in full, renewed, or converted, at a rate per annum equal to the SUM OF the LIBO Rate determined by the Bank from time to time (for the one, two or three month period selected by Borrowers) PLUS a margin of 130 basis points. Accrued interest on LIBO Loans with Interest Periods of one, two or three months shall be due and payable on the last day of such Interest Period.

          (i) After receipt of a request for a LIBO Rate Loan, the Bank shall proceed to determine the LIBO Rate to be applicable thereto. The Bank shall give prompt notice by telephone or facsimile to Borrowers of the LIBO Rate thus determined in respect of each LIBO Rate Loan or any change therein.

          (ii) In the event the Borrowers fail or are not permitted to select an Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan shall be automatically converted into a Prime Rate Loan on the last day of the Interest Period for such Loan.

     (d) RENEWALS AND CONVERSIONS OF LOANS. The Borrowers shall have the right to convert Base Rate Loans or Prime Rate Loans into LIBO Rate Loans, and vice versa, and to renew LIBO Rate Loans; from time to time, provided that: (i) Borrowers shall give the Bank notice of each permitted conversion or renewal as provided in Section 2.3 hereof; (ii) LIBO Rate Loans may be converted or renewed only as of the last day of the applicable Interest Period for such Loans; (iii) without the consent of the Bank, no Loan may be converted into a LIBO Rate Loan, and no Interest Period may be renewed if on the proposed date of conversion an Event of Default, or Potential Default exists or would thereby occur. The Bank shall use its best efforts to notify the Borrowers of the effectiveness of such conversion or renewal, and the new interest rate to which the converted or renewed Loan is subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrowers' obligations or the Bank's rights and remedies hereunder in any way whatsoever.

     (e) INTEREST RATES; DEFAULT RATE. Interest under this Agreement shall accrue for each day from the date a Loan is made until paid in full (both before and after maturity, default and or judgment) at the rates set forth in this Agreement. If an Event of Default shall have occurred and be continuing hereunder (without giving effect to any grace period provided hereunder), the Borrowers shall, on demand, from time to time pay interest, to the extent permitted by law, on the Loans (after as well as before judgment) at a rate equal to the SUM OF (i) the rate which would have been applicable to such Loans in the absence of such default PLUS (ii) 2.50%.

     2.3 FUNDING PROCEDURES.

     (a) Each request for a Revolving Credit Loan or the conversion or renewal of an interest rate with respect to a Revolving Credit Loan shall be made not later than 1:00 p.m. on a Business Day by delivery to the Bank of a written request signed by the Borrowers or in the alternative a telephone request followed promptly by written confirmation of the request, specifying the date and amount of the Loan to be made, converted or renewed, selecting the interest rate option applicable thereto, and in the case of LIBO Rate Loans, specifying the Interest Period applicable to such Loans. The form of request attached hereto as Exhibit "A" shall be used to request the making, conversion or renewal of Loans unless otherwise agreed. Each request shall be received not less than three London Business Days prior to the date of the proposed borrowing, conversion or renewal in the case of Loans which will be LIBO Rate Loans. No request shall be effective until actually received in writing by the Bank, and upon receipt by the Bank, the request for a Loan shall not be revocable by the Borrowers.

     (b) Not later than 5:00 p.m. on the date of each Loan, unless any applicable condition specified herein has not been satisfied, the Bank will make funds immediately available to the Borrowers on the date of each Loan by a credit to the account of Borrowers at the Bank's Applicable Lending Office.

     (c) If the Bank makes a Loan on a day on which all or any part of an outstanding Loan from the Bank is to be repaid, the Bank shall apply the proceeds of its new loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank as provided in clause (b).

     2.4 TERM LOAN; INTEREST ON THE TERM LOAN.

     (a) The Bank agrees to make a term loan to the Borrowers on the date hereof in the principal amount of Three Million One Hundred Thousand Dollars ($3,100,000). The Term Loan shall be payable in twenty (20) consecutive, quarterly installments of principal, each in the amount of One Hundred Fifty-Five Thousand Dollars ($155,000), commencing on July 1, 1997 and continuing on the first day of each calendar quarter thereafter to and including April 1, 2002; the entire remaining unpaid balance of the

Term Loan together with all accrued interest shall be due and payable in full on the Maturity Date.

     (b) The Term Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at the fixed rate of 7.95% per annum. Interest on the Term Loan shall be computed on the basis of the actual number of days elapsed over a year of 360 days, and such interest shall be payable in arrears (i) on the first business day of each calendar month occurring after the date hereof until the Term Loan is paid in full, (ii) at maturity, and (iii) upon final payment.

     2.5 ACCOMMODATIONS. The Bank may issue or cause to be issued, from time to time at Borrowers' request and on terms and conditions satisfactory to the Bank, credit accommodations consisting of Letters of Credit in accordance with Section 2.13 or Bankers' Acceptances in accordance with Section 2.14 for Borrowers' account ("ACCOMMODATIONS"). Borrowers shall execute such additional agreements relating to the Accommodations, in form and substance acceptable to Bank, as Bank may require. Any payments made by Bank in connection with the Accommodations shall constitute additional Revolving Credit Loans hereunder. No Accommodation will be issued unless the full amount of the Accommodation requested, plus fees and costs for issuance, is less than the Net Availability existing immediately prior to the issuance of the requested Accommodation, or if the requested Accommodation would cause the outstanding Obligations to exceed the Revolving Loan Commitment, or cause the open amount of any type of Accommodation to exceed any sublimit applicable thereto.

     2.6 FEES.

     (a) CLOSING FEE. The Borrowers shall pay to the Bank a one-time fee (the "CLOSING FEE") equal to the SUM OF: (i) 0.125% of the Revolving Loan Commitment; PLUS (ii) 0.25% of the amount of the Term Loan; the unpaid balance (I.E., 50%) of the Closing Fee shall be due and payable on the Closing Date.

     (b) COMMITMENT FEE. From and after the Closing Date, Borrowers shall pay to the Bank quarterly, in arrears, on the first day of each Fiscal Quarter beginning with April 1, 1997, a Commitment Fee in the amount of 1/4 of one percent (0.25%) per annum of the "unused portion of the Revolving Loan Commitment", computed on a daily basis for the actual number of days elapsed over a year of 360 days. For purposes of this provision, the "unused portion of the Revolving Loan Commitment" shall mean the dollar amount of the Revolving Loan Commitment REDUCED BY the aggregate principal amount of the Revolving Credit Loans outstanding and the face amount of Accommodations outstanding.

     (c) EXPENSES. The Borrowers shall pay to the Bank for its own account, the fees and expenses agreed to between the Borrowers and Bank in the Outline of Terms and Conditions signed by the Borrowers on March 6, 1997.

     (d) NONREFUNDABLE. No portion of any of the above fees or expenses shall be refundable under any circumstances, including prepayment, repayment or acceleration of the Loans with respect to which such fees are due or have been paid.

     2.7 REDUCTION OR TERMINATION OF REVOLVING LOAN COMMITMENT; DATE.

     (a) VOLUNTARY. The Borrowers may at any time, on not less than three

Business days' written notice, terminate or permanently reduce the Revolving Loan Commitment, provided that any reduction shall be in the amount of $1,000,000 or a multiple thereof and that no such reduction shall cause the principal amount of Revolving Credit Loans outstanding to exceed the Revolving Loan Commitment as reduced.

     (b) TERMINATION. In the event the Revolving Loan Commitment is terminated by the Borrowers, the Revolver Termination Date shall accelerate and the Borrowers shall, simultaneously with such termination, repay the Revolving Credit Loans in full.

     2.8 PREPAYMENTS.

     (a) BASE RATE LOANS. On one Business Day's notice to the Bank, the Borrower may prepay the Base Rate Loans and/or the Prime Rate Loans in whole at any time or in part from time to time, provided that each partial prepayment shall be in the principal amount of $100,000 or, if greater, then in such minimum amount plus $25,000 multiples.

     (b) LIBO RATE LOANS. If any principal of a LIBO Rate Loan shall be repaid (whether upon repayment, reduction of the Revolving Loan Commitment, after acceleration or for any other reason) or converted to a Base Rate Loan prior to the last day of the Interest Period applicable to such LIBO Rate Loan or if the Borrowers fail for any reason to borrow a LIBO Rate Loan after giving irrevocable notice pursuant to Section 2.3, the Borrowers shall pay to the Bank, in addition to the principal and interest then to be paid, such additional amounts as may be necessary to compensate the Bank for all direct and indirect costs and losses (including losses resulting from redeployment of prepaid or unborrowed funds at rates lower than the cost of such funds to the Bank, and including lost profits incurred or sustained by the Bank) incurred as a result of such repayment or failure to borrow (the "ADDITIONAL AMOUNT"). The Additional Amount (which the Bank shall take reasonable measures to minimize) shall be specified in a written notice or certificate delivered to Borrowers by the Bank. Such notice or certificate shall contain a calculation in reasonable detail of the Additional Amount to be compensated and shall be conclusive as to the acts and the amounts stated therein, absent manifest error.

     (c) FIXED RATE LOANS. Borrowers may prepay the outstanding principal amount of the Term Loan, in whole or in part, from time to time, subject to the following conditions: (i) each partial prepayment shall be in a minimum amount of $50,000 and in integral multiples of $50,000; (ii) each prepayment shall be preceded by one (1) Business Days' prior written notice specifying the amount of the prepayment and the prepayment date; (iii) each partial prepayment shall be applied in the inverse order of maturity on the unpaid principal balance of the Term Loan; and (iv) each such prepayment shall be accompanied by a prepayment premium determined as follows: such premium shall be equal to the amount, if any, by which the aggregate present value of scheduled principal and interest payments eliminated by the prepayment exceeds the principal amount being prepaid. Said present value shall be calculated by application of a discount rate determined by the Bank in its reasonable judgment to be the yield-to-maturity at the time of prepayment on U.S. Treasury securities having a maturity which most closely approximates the final maturity date of the principal balance then outstanding and proposed to be pre-paid.

     2.9 PAYMENTS - GENERAL.

     (a) FORM OF PAYMENTS, APPLICATION OF PAYMENTS, PAYMENT ADMINISTRATION, ETC. Provided that no Event of Default has occurred and is continuing, all payments and prepayments shall be applied to the Loans in such order and to such extent as shall be specified by the Borrowers, by written notice to the Bank at the time of such payment or prepayment. Except as otherwise provided herein, all payments of principal, interest, fees, or other amounts payable by the Borrowers hereunder shall be remitted to the Bank at its Applicable Lending Office in immediately available funds not later than 2:00 p.m. on the day when due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall, except as otherwise provided in the definition of "Interest Period" in Section 1.1, be extended to the next succeeding Business Day and interest and commitment fees shall continue to accrue during such extension. The Borrowers authorize the Bank to deduct from any account of any Borrower maintained at the Bank or over which the Bank has control any amount payable under this Agreement, the Notes or any other Loan Document as and when such amounts become due. The Bank's failure to deliver any bill, statement or invoice with respect to amounts due under this Section or under any Loan Document shall not affect the Borrowers' obligation to pay any installment of principal, interest or any other amount under this Agreement when due and payable.

     (b) NET PAYMENTS. All payments made to the Bank by the Borrowers hereunder, under any Note or under any other Loan Document will be made without set off, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the gross or net income of the Bank (including all interest, penalties or similar liabilities related thereto) pursuant to the laws of the United States of America or any political subdivision thereof, or taxing authority of the United States of America or any political subdivision thereof, in which the principal office or applicable lending office of the Bank is located), and all interest, penalties or similar liabilities with respect thereto (collectively, together with any amounts payable pursuant to the next sentence, "TAXES"). The Borrowers shall also reimburse the Bank, upon the written request of the Bank, for Taxes imposed on or measured by the gross or net income of the Bank pursuant to the laws of the United States of America (or any State or political subdivision thereof), or the jurisdiction (or any political subdivision or taxing authority thereof in which the principal office or applicable lending office of the Bank is located as the Bank shall determine are payable by the Bank due to the amount of Taxes paid to or on behalf of the Bank pursuant to this or the preceding sentence. If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrowers will furnish to the Bank upon request certified copies of tax receipts evidencing such payment by Borrowers. The Borrowers will indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Bank.

     2.10 NOTES.

     (a) REVOLVING LOAN NOTE. Together herewith, the Borrowers shall issue and deliver to the Bank a promissory note, substantially in the form of Exhibit "B" hereto, payable to the order of the Bank, duly executed on behalf of the Borrowers, dated as of the Closing Date, and in a maximum principal amount equal to the Revolving Loan Commitment (the "REVOLVING LOAN NOTE"). Subject to the terms of this Agreement, the principal balance outstanding under the Revolving Loan Note together with all accrued interest shall be due and payable on the Revolver Termination Date. All Revolving Credit Loans made by the Bank to the Borrowers pursuant to this Agreement and all payments of principal thereon shall be evidenced by the Bank in its records or, at its option, on a schedule attached to the Revolving Loan Note, which records or schedule, as the case may be, shall be conclusive and binding for all purposes absent error in computation.

     (b) TERM NOTE. Together herewith, the Borrowers shall issue and deliver to the Bank a promissory note, substantially in the form of Exhibit "C" hereto, payable to the order of the Bank, duly executed on behalf of the Borrowers, dated as of the Closing Date, and in a principal amount of $3,100,000 (the "TERM NOTE"). The Term Note shall be due and payable in accordance with the provisions of Section 2.4. All payments of the Term Loan shall be evidenced by the Bank in its records or, at its option, on a schedule attached to the Term Note, which records or schedule shall be conclusive and binding for all purposes absent error in computation.

     (c) ADDITIONAL NOTES. In addition thereto, Borrowers shall, from time to time at the reasonable request of the Bank execute and deliver such replacement promissory notes to the Bank as the Bank deems necessary to evidence any of the Loans.

     2.11 DEPOSIT ACCOUNTS. To induce the Bank to make and to better secure the Loans provided for hereunder, the Borrowers agrees, to establish and maintain with the Bank at all times until all of the Obligations have been satisfied and discharged, all of its principal deposit and cash management accounts. All balances of the Borrowers maintained with the Bank in any deposit account or otherwise shall be additional security for, and shall be subject to the Bank's lien and security interest for, all Obligations of the Borrowers to the Bank. The Bank is authorized to charge each Borrower's deposit account(s) for all of the Obligations as they become due from time to time, including, without limitation, principal, interest, fees and other charges and reimbursement of the Bank's costs of collection in relation to the Obligations. The Borrowers shall be permitted to maintain accounts with other banks or financial institutions (acceptable to the Bank in its reasonable discretion) but only to the extent necessary to meet Borrowers' payroll requirements and to service Borrowers' office locations (i) in areas where the Bank does not maintain banking offices and (ii) outside of the United States. Following the occurrence of an Event of Default hereunder, Borrower will, immediately upon receipt of notice from the Bank, assign to the Bank, all of Borrower's right, title and interest in and to any and all accounts (other than those maintained for payroll purposes as described above) maintained by Borrower at any bank, other than the Bank, to the effect that following such assignment, the Bank shall have sole dominion and control over such account(s).

     2.12 JOINT AND SEVERAL LIABILITY. The business operations of the Borrowers are interrelated and compliment one another, they have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, assets, liabilities and transactions. To permit their uninterrupted and continuous operations, the Borrowers will require funds for working capital and other corporate business purposes, and the making of Loans hereunder by the Bank will directly or indirectly benefit each Borrower severally and jointly whether or not certain of the

Borrowers receive part or all of the proceeds of any particular Loan. The Borrowers hereby agree and acknowledge that each is jointly and severally liable for the repayment of all of the Obligations, and each Borrower hereby guarantees the Obligations incurred by the other Borrowers.

     2.13 LETTERS OF CREDIT.

     (a) Subject to the terms and conditions of this Agreement and to the Letter of Credit Sublimit, the Bank will issue Letters of Credit for Borrower's account, as soon as reasonably practicable but within three (3) Business Days following the date Borrower's request for a Letter of Credit (including a fully completed Letter of Credit Application and a Master Letter of Credit Agreement in the customary form of the Bank) is received by the Bank. Notwithstanding anything herein to the contrary, the Bank may decline to issue any requested Letter of Credit on the basis that the terms or the conditions of drawing are unacceptable to it in its reasonable discretion. Each Letter of Credit shall provide that drafts drawn on it shall be payable on sight (or as otherwise specified in the letter of credit). Each standby Letter of Credit issued by the Bank shall have a maturity date of 364 days or less from the date issued and each commercial Letter of Credit issued by the Bank shall have a maturity date of 180 days or less from the date issued PROVIDED, HOWEVER, that no Letter of Credit issued by the Bank shall have a maturity date extending beyond the Revolver Termination Date. All Letter of Credit Borrowings made under this Section shall be due and payable as provided below. No Letter of Credit shall be issued unless the face amount of the Letter of Credit is less than the Net Availability existing immediately prior to its issuance and such issuance would not cause the Loans and Accommodations outstanding to exceed the Revolving Loan Commitment.

     (b) The Borrowers shall pay to the Bank, on each date on which the Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit. If the Borrowers shall fail to pay the full amount due on each such date, any amount due but unpaid shall automatically be paid through the making of a Revolving Credit Loan in the amount due but unpaid as of such date. Upon the making of such an automatic Loan, the obligation of the Borrowers to repay amounts drawn under such Letter of Credit shall be deemed satisfied. The automatic Loan under subsection (a) above shall be deemed to be a Prime Rate Loan made under the Revolving Loan Commitment and the parties shall be entitled to treat such Loan, for all purposes under this Agreement, as if it were made under Section 2.1.

     2.14 BANKERS ACCEPTANCES.

     (a) Upon receiving an appropriate request from the Borrowers, the Bank shall create a Bankers' Acceptance in the manner set forth in the Acceptance Agreement, using drafts signed by Borrower and provided to Bank. Each Bankers' Acceptance shall (i) be of a type of eligible for discounting and purchase under 12 U.S.C. ss.372 and the rules of the Board of Governors of the Federal Reserve System then in effect, and (ii) have a maturity of 30, 60 or 90 days. On the date of the requested Bankers' Acceptance, the Bank shall notify Borrowers as to the rate applicable for discounting the Bankers' Acceptance to be created, which rate shall be the Discount Rate. The obligations and rights of the Borrowers and the Bank with respect to the Bankers' Acceptances shall be governed by the terms of this Agreement as well as the terms of the Acceptance Agreement which is incorporated herein by reference and made a part hereof.

     (b) The Borrowers shall pay to the Bank the face amount of the Bankers' Acceptance created by the Bank under above, on the stated maturity date of such Bankers' Acceptance. If the Borrowers shall fail to pay the full amount on each such date, any amount due but unpaid shall automatically be paid through the making of a Revolving Credit Loan in the amount due but unpaid as of such date. Upon the making of such an automatic Revolving Credit Loan, the Obligation of the Borrowers to pay the Bankers' Acceptances on such date shall be deemed satisfied. Upon being made, such automatic Revolving Credit Loan shall be deemed to be a Prime Rate Loan made under the Revolving Loan Commitment and the Bank shall be entitled to exercise all of its rights and remedies with respect to such automatic Revolving Credit Loan as if it were made pursuant to Section 2.1 hereof.

     2.15 CHANGES IN CIRCUMSTANCES; YIELD PROTECTION.

     (a) If any Regulatory Change or compliance by the Bank with any request made after the date of this Agreement by the Board of Governors of the Federal Reserve System or by any Federal Reserve Bank or other central bank or fiscal, monetary or similar authority (in each case whether or not having the force of law) shall:

          (i) impose, modify or make applicable any reserve, special deposit, Federal Deposit Insurance Corporation premium or similar requirement or imposition against assets held by, or deposits in or for the account of, or loans or accommodations made by, or any other acquisition of funds for loans or advances by, the Bank;

          (ii) impose on the Bank any other condition regarding the Notes;

          (iii) subject the Bank to, or cause the withdrawal or termination of any previously granted exemption with respect to, any tax (including any withholding tax but not including any income tax not currently causing the Bank to be subject to withholding) or any other levy, impost, duty, charge, fee or deduction on or from any payments due from the Borrowers; or

          (iv) change the basis of taxation of payments from the Borrowers to the Bank (other than by reason of a change in the method of taxation of the Bank's net income);

and the result of any of the foregoing events is to increase the cost to the Bank of making or maintaining any Loan or Accommodation or to reduce the amount of principal, interest or fees to be received by the Bank hereunder in respect of any Loan or Accommodation, the Bank will so notify the Borrowers. If the Bank determines in good faith that the effects of the change resulting in such increased cost or reduced amount cannot reasonably be avoided or the cost thereof mitigated, then upon notice by the Bank to the Borrowers, the Borrowers shall pay to the Bank on each interest payment date of or applicable to the Loan or Accommodation, such additional amount as shall be necessary to compensate the Bank for such increased cost or reduced amount.

     (b) If the Bank shall determine that any Regulation regarding capital adequacy or the adoption of any Regulation regarding capital adequacy, which Regulation is applicable to banks (or their holding companies) generally and not the Bank (or its holding company) specifically, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its holding company) with any such request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, the Borrowers shall promptly pay to the Bank, upon demand, such additional amount or amounts as will compensate the Bank for such reduction.

     (c) If the Bank shall determine (which determination shall be, in the absence of fraud or manifest error, conclusive and binding upon all parties hereto) that by reason of abnormal circumstances affecting the interbank eurodollar or applicable eurocurrency market adequate and reasonable means do not exist for ascertaining the LIBO Rate to be applicable to the requested LIBO Rate Loan or that eurodollar or eurocurrency funds in amounts sufficient to fund all the LIBO Rate Loans are not obtainable on reasonable terms, the Bank shall give notice of such inability or determination by telephone to the Borrowers at least two Business Days prior to the date of the proposed Loan and thereupon the obligations of the Bank to make, convert other Loans to, or renew such LIBO Rate Loan shall be excused, subject, however, to the right of the Borrowers at any time thereafter to submit another request.

     (d) Determination by the Bank for purposes of this Section of the effect of any Regulatory Change or other change or circumstance referred to above on its costs of making or maintaining Loans or Accommodations or on amounts receivable by it in respect of the Loans and of the additional amounts required to compensate the Bank in respect of any additional costs, shall be made in good faith and shall be evidenced by a certificate, signed by an officer of the Bank and delivered to the Borrowers, as to the fact and amount of the increased cost incurred by or the reduced amount accruing to the Bank owing to such event or events. Such certificate shall be prepared in reasonable detail and shall be conclusive as to the facts and amounts stated therein, absent manifest error.

     (e) The Bank will notify the Borrowers of any event occurring after the date of this Agreement that will entitle the Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount of amounts then payable pursuant to this Section. The Borrowers shall pay the Bank the amount shown as due on such notice within 10 days after its receipt of the same.

     2.16 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all monies, securities and other property of any Borrower and the proceeds thereof, now or hereafter held or received by, or in transit to, the Bank from or for any Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Notes, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured.

     2.17 ILLEGALITY. Notwithstanding any other provision in this Agreement, if the adoption of any applicable Regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (1) maintain its Revolving Loan Commitment, then upon notice to the Borrowers by the Bank, the Revolving Loan Commitment shall terminate; or (2) maintain or fund LIBO Rate Loans, then upon notice to the Borrowers of such event, the outstanding LIBO Rate Loans shall be converted into Base Rate Loans.

     2.18 EXTENSION OF REVOLVER TERMINATION DATE. The Revolver Termination Date may be extended for an additional period (to be agreed upon by Bank and the Borrowers) at the request of Borrowers and with the written consent of the Bank (which consent may be withheld in the sole discretion of Bank). Within the 45 day period beginning 90 days prior to the Revolver Termination Date then in effect, Borrowers may deliver to the Bank a written request for an extension of the Revolver Termination Date. If the Bank has consented, then, so long as the representations and warranties contained in Article IV (other than representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement) shall be true and correct on and as of the Revolver Termination Date then in effect, the Revolver Termination Date shall be extended for the additional period agreed upon by Borrowers and the Bank (effective as of the Revolver Termination Date then in effect.

                                   ARTICLE III

                            SECURITY FOR LIABILITIES

     3.1 GRANT OF SECURITY INTEREST. As security for the due and punctual payment of the Obligations, including, without limitation, all of each Borrower's obligations under this Agreement and the Notes, and whether the Obligations are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, the Borrowers hereby pledge, grant and assign to the Bank a first priority lien on and security interest in all of the Collateral, as described on Schedule 3.1 hereto and as to be evidenced by the following Collateral Documents:

          (a) A Stock Pledge Agreement which provides the Bank with a first priority lien upon and security interest in sixty-five (65%) percent of the issued and outstanding shares of capital stock of the Subsidiaries of Borrowers identified on Schedule 3.1.

          (b) Form UCC-1 financing statements relating to all Collateral, to be filed in all jurisdictions in which filings are deemed appropriate by the Bank.

Borrowers shall have sixty (60) days following the Closing Date in which to deliver to the Bank the agreements, certificates, instruments and other documents necessary to satisfy the requirements of this Section 3.1 (including without limitation delivery to the Bank of an opinion of counsel to Borrowers regarding the validity, perfection and enforceability in favor of the Bank of all of the foregoing).

     3.2 FURTHER ASSURANCES. The Borrowers further agree to execute and deliver to the Bank, at any time and from time to time, at Borrowers' sole cost and expense, all assignments, financing statements pursuant to the Uniform Commercial Code ("UCC"), including continuation statements thereof, and other documents requested by the Bank, at its reasonable discretion, and to take all other actions reasonably requested of the Borrowers from time to time by the Bank to protect all Collateral now or hereafter granted to secure payment of the Obligations and to create and perfect the security interest granted herein and in the Collateral Documents. If Borrowers shall fail to execute any UCC statement following a request reasonably made by the Bank, the Bank is authorized to sign such financing statement on behalf of the Borrowers as their attorney in fact with the same authority given to the Bank under Section 9.3 as if there had occurred an Event of Default.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES.

      Each Borrower represents and warrants to the Bank that:


     4.1 ORGANIZATION, STANDING. The Borrower and each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder, under each Loan Document to which it is a party and (iii) is qualified to do business and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. All of Borrower's places of business, offices or other locations owned, leased, or used in any manner by Borrower or any Subsidiary are accurately and completely listed on Schedule 4.1 hereto, which schedule shall be amended, from time to time, to reflect any of Borrower's or any Subsidiaries' future places of business, offices or locations.

     4.2 CORPORATE AUTHORITY. VALIDITY ETC. The making and performance of the Loan Documents to which it is a party are within the power and authority of the Borrower and have been duly authorized by all necessary corporate action. The making and performance of the Loan Documents do not and under present law will not require any consent or approval of any of the Borrower's shareholders or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award then in effect and binding on Borrower, do not violate any provision of its charter or by-laws, do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject, and do not and will not give rise to any Lien upon any of its assets (other than those created in connection with the Loans hereunder in favor of the Bank). Further, the Borrower is not in default under any such agreement, lease or instrument except to the extent such default reasonably would not have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by any Borrower of any Loan Document to which the Borrower is a party or for the validity or enforceability thereof. Each Loan Document, when executed and delivered, will be the legal, valid and binding obligation of Borrower, the enforceable against it in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     4.3 LITIGATION. Except as disclosed herein, there are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any assets of the Borrower before any court, government agency or other tribunal which if adversely determined reasonably could have a material adverse effect on the financial condition, operations or assets of the Borrower and its Subsidiaries taken as a whole or upon the ability of the Borrower to perform under the Loan Documents. The status (including the tribunal, the nature of the claim and the amount in controversy) of each such litigation matter as of the date of this Agreement is set forth in
Schedule 4.3.

     4.4 ERISA. The Borrower and each Subsidiary and ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and, (a) Neither the Borrower, any Subsidiary, nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in section 4001 of ERISA) under which the Borrower, any Subsidiary or any ERISA Affiliate could have any withdrawal liability; (b) Neither the Borrower, any Subsidiary, nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of ss.412 of the Code, whether or not waived; (c) The aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan; (d) The aggregate liability of the Borrower and each Subsidiary and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a material adverse effect on the Borrower or any Subsidiary; and (e) There does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of the Borrower, any Subsidiary or ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

     4.5 FINANCIAL STATEMENTS. The consolidated financial statements of the Borrower and its Subsidiaries as of and for the fiscal year ending September 30, 1996 consisting of a balance sheet, income statement, a statement of shareholders' equity, a statement of cash flows and accompanying footnotes, and the interim consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 1996 furnished to the Bank in connection herewith, present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods referred to, in conformity with Generally Accepted Accounting Principles. Except as set forth on Schedule 4.5, there are no liabilities, fixed or contingent, which are not reflected in such financial statements, other than liabilities which are not required to be reflected in such balance sheets. Except as otherwise previously or contemporaneously with the execution of this Agreement communicated to the Bank in writing by an Authorized Financial Officer of Quad Systems Corporation, there has been no material adverse change in the business, operations or assets or condition (financial or otherwise) of any of the Borrower or its Subsidiaries since December 31, 1996.

     4.6 NOT IN DEFAULT; JUDGMENTS, ETC. No Event of Default under any Loan Document has occurred and is continuing. The Borrower and its Subsidiaries have satisfied all judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board bureau, agency, or instrumentality, domestic or foreign.

     4.7 TAXES. The Borrower and each Subsidiary has filed all federal, state, local and foreign tax returns and reports which it is required by law to file and has paid all taxes, including wage taxes, assessments, withholdings and other governmental charges which are presently due and payable (other than those being contested in good faith by appropriate proceedings and disclosed on Schedule 4.7). The tax charges, accruals and reserves on the books of the Borrower and each Subsidiary are adequate to pay all such taxes that have accrued but are not presently due and payable.

     4.8 PERMITS, LICENSES, ETC. The Borrower and each Subsidiary possess all permits, licenses, franchises, trademarks, trade names, copyrights and patents necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where the failure to possess the same would not have a Material Adverse Effect.

     4.9 COMPLIANCE WITH LAWS.

     (a) COMPLIANCE. The Borrower and each Subsidiary is in compliance in all material respects with all Regulations applicable to its business (including obtaining all authorizations, consents, approvals, orders, licenses, exemptions from, and making all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality), the noncompliance with which reasonably would not have a Material Adverse Effect.

     (b) HAZARDOUS WASTES, SUBSTANCES AND PETROLEUM PRODUCTS.

          (i) The Borrower and each Subsidiary: (i) have received all permits and filed all notifications necessary to carry on their respective business(es); and (ii) are in compliance in all respects with all Environmental Control Statutes.

          (ii) Neither the Borrower nor any Subsidiary has given any written or oral notice, nor has it failed to give required notice, to the Environmental Protection Agency ("EPA") or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by the Borrower or any Subsidiary or used in connection with the conduct of its business and operations.

          (iii) Neither the Borrower nor any Subsidiary has received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.

          (iv) No real property owned or leased by the Borrower or any Subsidiary is in violation of any Environmental Laws, no Hazardous Materials are present on said real property and neither the Borrower nor any Subsidiary has been identified in any litigation, administrative proceedings or investigation as a responsible party for any liability under any Environmental Laws.

     4.10 SOLVENCY. The Borrower and each Subsidiary are, and after giving effect to the transactions contemplated hereby, will be on and as of the date hereof, Solvent.

     4.11 NO BURDENSOME AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to or bound by any agreement or instrument or subject to any corporate or other restriction, the performance or observance of which now has or, as far as the Borrower or any Subsidiary can reasonably foresee, may have a materially adverse effect on the financial condition, operations or assets of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

     4.12 SUBSIDIARIES, INVESTMENTS, ETC. Set forth in Schedule 4.12 hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries (and the respective jurisdiction of incorporation of each such Subsidiary), and of all Investments held by the Borrower in any joint venture or other Person. Except as disclosed in Schedule 4.12 hereto, as of the date hereof, the Borrower owns, directly or through a Subsidiary, free and clear of Liens, all outstanding shares of each Subsidiary and all such shares are validly issued, fully paid and non-assessable, and the Borrower (or the respective Subsidiary) also owns, free and clear of Liens, all such Investments. Schedule 4.12 also sets forth as to each Subsidiary the authorized capital stock, the number of shares of each class of such capital stock issued and outstanding and held in treasury and the record and beneficial owners of all such issued and outstanding shares. Except as set forth on Schedule 4.12, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and held free and clear of all Liens whatsoever, and there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any Subsidiary to issue, deliver or sell additional shares of its capital stock of any class or any securities convertible into or exchangeable for any such capital stock.

     4.13 TITLE; LIENS. Except as otherwise disclosed in Schedule 4.13, Borrower and its Subsidiaries have good and marketable title to and indefeasible ownership interests in, all of their respective properties and assets, free and clear of any Lien. Schedule 4.13 sets forth and describes in reasonable detail each Lien in existence with regard to the property and assets of the Borrower and any Subsidiary.

     4.14 COLLATERAL DOCUMENTS. The provisions of the Collateral Documents are effective to create in favor of the Bank, a legal, valid and enforceable security interest in all of the Borrower's right, title and interest in the Collateral, which security interest will be and constitute fully perfected first priority Lien on and security interest in all right, title and interest of the Borrower in such Collateral, superior in right to any Liens, existing or future, which any third-party may have against such Collateral or interests therein.

     4.15 LABOR MATTERS. The Borrower has not experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements which would have a Material Adverse Effect and, to the best knowledge of the Borrower, there is no such strike, dispute, slowdown or work stoppage threatened.

     4.16 DISCLOSURE GENERALLY. The representations and statements made by or on behalf of the Borrower or any Subsidiary in connection with this credit facility and each Loan, hereunder, including representations and statements in each of the Loan Documents, do not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading. No written information, exhibit, report or financial statement furnished by the Borrower to the Bank in connection with this Agreement, the Loans, or any Loan Document, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

     5.1 ALL LOANS. The obligation of the Bank to make any Loan is conditioned upon satisfaction of the following by each Borrower:

          (a) DOCUMENTS. The Borrower shall have delivered and the Bank shall have received a request for a Loan, in the form attached hereto as Exhibit "A".

          (b) COVENANTS; REPRESENTATIONS. The Borrower shall be in compliance with all covenants, agreements and conditions in each Loan Document and each representation and warranty contained in each Loan Document (other than representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement) shall be true with the same effect as if such representation or warranty had been made on the date such Loan is made or issued.

          (c) DEFAULTS. After giving effect to such transaction, no Event of Default or Potential Default shall exist.

          (d) CHANGE. No material, adverse change shall have occurred in the business or condition (financial or otherwise) of the Borrowers taken as a whole.

     5.2 CONDITIONS TO FIRST LOAN. The obligation of the Bank to make the first Loan hereunder is conditioned upon satisfaction of the following by each
Borrower:

          (a) ARTICLES, BYLAWS. The Bank shall have received copies of the Articles or Certificates of Incorporation and Bylaws of the Borrower, certified by the Secretary or Assistant Secretary of the Borrower; together with Certificate of Good Standing from any jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole;

          (b) EVIDENCE OF AUTHORIZATION. The Bank shall have received copies certified by the Secretary or Assistant Secretary of the Borrower of all corporate or other action taken by each Person who is a party to any Loan Document to authorize its execution and delivery and performance of the Loan Documents and to authorize the Revolving Credit Loans, together with such other related papers as the Bank shall reasonably require;

          (c) LEGAL OPINIONS. The Bank shall have received a favorable written opinion of BALLARD SPAHR ANDREWS & INGERSOLL, Counsel for the Borrower, which shall be addressed to the Bank and be dated the date of the first Loan, in substantially the form attached as Exhibit 5.2(c);

          (d) INCUMBENCY. The Bank shall have received a certificate signed by the secretary or assistant secretary of each corporate signatory to the Loan Documents other than the Bank, together with the true signature of the officer or officers authorized to execute and deliver the Loan Documents, upon which the Bank shall be entitled to rely conclusively;

          (e) NOTES. The Bank shall have received an executed Revolving Loan Note and an executed Term Note, each payable to the order of the Bank and otherwise in the form of Exhibits "B" and "C" hereto. In addition, the Bank shall have received all certificates, instruments and other documents then required to be delivered pursuant to any Loan Documents, in each instance in form and substance reasonably satisfactory to the Bank;

          (f) CONSENTS. The Borrower shall have provided to the Bank evidence satisfactory to the Bank that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect;

          (g) CHANGE. No material adverse change shall have occurred in the financial condition or prospects of the Borrowers since the date of the most recent annual Financial Statements of the Borrowers;

          (h) OTHER AGREEMENTS. The Borrower shall have executed and delivered each other Loan Document required hereunder including without limitation the documents required under Section 3.1;

          (i) LOAN REQUEST. A completed Loan Request Form required under Paragraph 2.3(a), hereof, and any other documents or information reasonably required by the Bank in connection therewith.

          (j) FEE. Payment of the fees required by Section 2.6 hereof.

          (k) FINANCIAL STATEMENTS. The Bank shall have received and reviewed a true and complete copy of the Financial Statements of the Borrower for its fiscal year ended September 30, 1996, audited by Ernst & Young, LLP, Certified Public Accountants.

          (l) DUE DILIGENCE. The Bank shall have completed and been satisfied with the results of its due diligence review and audit of the Borrower, its financial condition, assets, operations and property.

          (m) INSURANCE. Evidence satisfactory to the Bank that the Borrower has obtained the policies of insurance required by Section 6.6 of this Agreement, that the policies provide that they cannot be cancelled or amended without at least 30 days prior notice to the Bank and that all of the requirements of such documents and sections relating to insurance have been duly complied with.

          (n) PRIOR INDEBTEDNESS. Evidence satisfactory to the Bank that all previously existing Debt of Borrower including but not limited to the term loans and revolving loans under the Prior Loan Agreements (but expressly excluding the Indebtedness for Borrowed Money identified on Schedule 4.5 by an asterisk [*]) have been paid in full and that any and all Liens existing in connection therewith have been satisfied and released.

                               ARTICLE VI

                          AFFIRMATIVE COVENANTS


     Each Borrower covenants and agrees that, without the prior written consent of the Bank, from and after the date hereof and so long as the Revolving Loan Commitments are in effect or any Obligations remain unpaid or outstanding, the Borrower will, and will cause each Subsidiary to:

     6.1 FINANCIAL STATEMENTS AND REPORTS. Furnish to the Bank the following financial information:

          (a) ANNUAL STATEMENTS. As soon as available but no later than ninety
     (90) days after the end of each fiscal year, a balance sheet of the Borrower and its Subsidiaries as of the end of such year and the prior year in comparative form, and related statements of operations, shareholders' equity, and cash flows for the Borrower for the fiscal year and the prior fiscal year in comparative form. The financial statements shall be on a consolidated basis and shall include consolidating information. The financial statements shall be in reasonable detail with appropriate notes and be prepared in accordance with Generally Accepted Accounting Principles. The annual financial statements (other than the consolidating information) shall be certified by independent public accountants of nationally recognized standing acceptable to the Bank and such consolidating information shall be certified by the chief financial officer, treasurer or controller of Borrower. Such Financial statements shall be accompanied by a report of such independent certified public accountants, and such consolidating information shall be accompanied by a report of such chief financial officer, treasurer or controller, in each case stating that, in the opinion of such accountants or officer, respectively, such financial statements or consolidating information present fairly, in all material respects, the financial position, and the results of operations and the cash flows of the Borrower and its Subsidiaries for the period then ended in conformity with Generally Accepted Accounting Principles, except for inconsistencies resulting from changes in accounting principles and methods agreed to by such accountants or officer and specified in such report, and that, in the case of such financial statements, the examination by such accountants of such financial statements has been made in accordance with generally accepted auditing standards and accordingly included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made, as well as evaluating the overall financial statement presentation. In addition to the annual financial statements, Borrower shall, promptly upon receipt thereof, furnish to the Bank a copy of each other report submitted to the board of directors of Borrower by its independent accountants in connection with any annual, interim or special audit made by them of the financial records of the Borrower.

          (b) QUARTERLY STATEMENTS. As soon as available but no later than fifty
     (50) calendar days after the end of each fiscal quarter of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries and related consolidated statements of operations (which includes shareholders' equity) and cash flows for such quarterly period and for the period from the beginning of such fiscal year to the end of such fiscal quarter and a corresponding financial statement for the same periods in the preceding fiscal year certified by the Authorized Financial Officer of Borrower as having been prepared in accordance with Generally Accepted Accounting Principles (subject to changes resulting from audits and year-end adjustments).

          (c) NO DEFAULT. Within sixty (60) calendar days after the end of each of the first three fiscal quarters of each fiscal year and within one hundred five (105) calendar days after the end of each fiscal year, a certificate signed by the Authorized Financial Officer of Borrower certifying that, to the best of such officer's knowledge, after due inquiry, (i) the Borrower has complied with all covenants, agreements and conditions in each Loan Document and that each representation and warranty contained in each Loan Document is true and correct with the same effect as though each such representation and warranty had been made on the date of such certificate (except to the extent such representation or warranty related to a specific prior date), and (ii) no event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event and the remedial steps being taken by the Borrower.

          (d) ERISA. All reports and forms filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details of related information of a Reportable Event.

          (e) MATERIAL CHANGES. The Borrower shall promptly notify the Bank of any litigation, administrative proceeding, investigation, business development, or change in financial condition which would reasonably be expected to have a Material Adverse Effect.

          (f) OTHER INFORMATION. The Borrower will provide to the Bank all shareholder and Securities and Exchange Commission notices, reports and filings and any material press releases promptly after filing with the Securities and Exchange Commission or release, respectively including without limitation, all Annual Reports, Forms 10-K and 10-Q. In addition, promptly upon request by the Bank from time to time (which may be on a monthly or other basis), the Borrower shall provide such other information and reports regarding the operations, business affairs, prospects and financial condition of the Borrower as the Bank may reasonably request.

          (g) COVENANT COMPLIANCE CERTIFICATE. Together with each required Annual and Quarterly Statement described in (a) and (b) above, a Covenant Compliance Certificate in the form of Exhibit "D", certified by an Authorized Financial Officer of Quad Systems Corporation, as agent for the Borrowers.

     6.2 CORPORATE EXISTENCE. Except where failure to do so would not have a Material Adverse Effect, Borrower will preserve its corporate existence and material franchises, licenses, patents, copyrights, trademarks and trade names consistent with good business practice and maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     6.3 ERISA. (a) Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of Borrower, any Subsidiary or any ERISA Affiliate; (b) do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; (c) not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); (d) permit any event to occur (i) as described in Section 4042 of ERISA or (ii) which may result in the imposition of a lien on its properties or assets; and (e) notify Bank in writing promptly after it has come to the attention of senior management of Borrower of the assertion or threat of any "reportable event" or other event described in
Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC's ability to assert a material liability against it or impose a lien on Borrower's, any Subsidiary's, or any ERISA Affiliates' properties or assets; and
(f) refrain from engaging in any Prohibited Transactions or actions causing possible liability under Section 5.02 of ERISA.

     6.4 COMPLIANCE WITH RELATIONS. Comply in all material respects with all Regulations applicable to its business, the noncompliance with which reasonably could have a Material Adverse Effect.

     6.5 CONDUCT OF BUSINESS; PERMITS AND APPROVALS; COMPLIANCE WITH LAWS. Maintain, and cause each Subsidiary to maintain, in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business; and comply, in all respects with all applicable laws, rules, regulations, and orders, except where failure to do so would not have a Material Adverse Effect.

     6.6 MAINTENANCE OF INSURANCE. Keep and maintain its properties and assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full replacement value thereof. The Borrower shall also maintain business interruption and public liability insurance in amounts and with companies satisfactory to the Bank. The Bank shall be named as lender loss payee on all such policies of insurance. All such policies of insurance shall be in such form, with such companies and in such amounts as may be satisfactory to the Bank. The Borrower shall deliver certificates of insurance which shall indicate that (i) cancellation or material amendment of any such policy is prohibited without thirty (30) days prior written notice to the Agent and (ii) losses payable to the Bank as a lender loss payee. The receipt by the Bank, of any such insurance proceeds shall be applied on the account of Borrower's obligations in accordance with Section 10.7.

     6.7 PAYMENT OF DEBT; PAYMENT OF TAXES; ETC. Promptly pay and discharge.

          (a) all of its material Debt (including specifically all Indebtedness for Borrowed Money and all indebtedness owed to the Bank) in accordance with the terms thereof;

          (b) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default;

          (c) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof;

provided, however, that so long as the Borrower first notifies the Bank of its intention to do so, the Borrower shall not be required to pay and discharge (or to cause such Subsidiary to pay and discharge) any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Event of Default or Potential


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

Default hereunder and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

      6.8 NOTICE OF EVENTS. Promptly upon discovery by the Borrower of any of the events described in (a) through (d) hereof, the Borrower shall give notice to the Bank by telephone followed by a written notice, which describes the event and all action the Borrower proposes to take with respect thereto:

          (a) an Event of Default (determined without regard to any grace period) under this Agreement;

          (b) any default or event of default under a contract or contracts or with respect to any evidence of or agreements for Indebtedness or Borrowed Money and the default or event of default involves payments by one or more of the Borrowers in an aggregate amount equal to or in excess of $250,000;

          (c) the institution of, any material adverse determination in, or the entry of any default judgment or order or stipulated judgment or order in, any suit, action, arbitration, administrative proceeding, criminal prosecution or governmental investigation against one or more of the Borrowers or any Subsidiary in which the amount in controversy is at least $500,000 singularly or in the aggregate; or

          (d) any change in any Regulation, including, without limitation, changes in tax laws and regulations, which could reasonably have a material adverse impact on the ability of any Borrower to perform its obligations under the Loan Documents or otherwise have a Material Adverse Effect.

     6.9 INSPECTION RIGHTS. At any time during regular business hours and as often as reasonably requested of the Borrower by the Bank, permit the Bank or any authorized officer, employee, agent, or representative of the Bank, to examine and make abstracts from the records and books of account of the Borrower, wherever located, and to visit the properties of the Borrower; and to discuss the affairs, finances, and accounts of the Borrower with any Borrower's officers, directors or independent accountants, which activities shall be at the expense of the Bank.

     6.10 REPAIR. Maintain, preserve and keep its properties and assets in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times such properties are maintained consistent with good business practices except where failure to do so would not have a Material Adverse Effect.

     6.11 MAINTENANCE OF LIENS AND THE COLLATERAL DOCUMENTS. Observe and comply with all the terms, conditions and covenants contained in the Collateral Documents, and at the Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise necessary or reasonably desirable for the creation, preservation and/or perfection of the Liens purported to be created by the Collateral Documents.

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


     6.12 LENDER EXPENDITURES. If the Borrower fails at any time to obtain and maintain insurance required under Section 6.6, maintain or preserve the Collateral, discharge taxes or liens at any time placed upon the Collateral or pay or perform any of its obligations hereunder, the Bank, after fifteen (15) days written notice to the Borrower, shall have the right, in its sole discretion and without liability to the Borrower or any other Person, to do or provide for any or all of the foregoing at the Borrower's sole cost and expense. Notwithstanding the foregoing, if the Bank determines that the occurrence of any of the conditions set forth in the preceding sentence requires immediate remedy, then the Bank shall have the right, without notice to the Borrower, to take all such actions as the Bank deems necessary to preserve the Collateral or any other rights of the Bank provided for hereunder. Any such expenditures by the Bank shall be added to the balance of the Revolving Credit Loans, bear interest at the interest rate applicable to Revolving Credit Loans and shall be secured by all of the Collateral. The Bank shall not be obligated to take any such action contemplated in this subsection 6.12 nor shall it be liable to the Borrower for failure to take or delay in taking any such action.

     6.13 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Maintain its books and records at all times in accordance with Generally Accepted Accounting Principles.

     6.14 USE OF PROCEEDS. The proceeds of the Revolving Credit Loans and the Term Loan hereunder shall be used by the Borrowers, respectively, for general, corporate working capital purposes, to purchase equipment for the Borrower's headquarters facility, to acquire intangible assets, and for Permitted Acquisitions and to: (i) refinance the revolving loans under the Prior Loan Agreements, finance accounts and inventory and provide letters of credit and other financial accommodations; and (ii) refinance the term loan under the Prior Loan Agreements and finance equipment, furnishings and leasehold improvements for the Borrowers' facility in Willow Grove, Pennsylvania.

     6.15 FURTHER ASSURANCES. Do such further acts and things and execute and deliver to the Bank such additional assignments, agreements, powers and instruments, as the Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Bank its rights, powers and remedies hereunder.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     Each Borrower covenants and agrees that, without the prior written consent of the Bank, from and after the date hereof and so long as the Revolving Loan Commitments are in effect or any Obligations remain unpaid or outstanding, it will not, and will not permit any Subsidiary to:

      7.1 MERGER, CONSOLIDATION. Merge or consolidate with or into any corporation except, if no Event of Default (determined without regard to any applicable grace period) shall have occurred and be continuing either immediately prior to or upon the consummation of such transaction, any Subsidiary may be merged into another Subsidiary or into Quad Systems Corporation as long as Quad Systems Corporation is the surviving entity.


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

     7.2 INDEBTEDNESS FOR BORROWED MONEY. Incur, create, or permit to exist any Indebtedness for Borrowed Money except:

          (a) Indebtedness for Borrowed Money of Quad Systems Corporation and its Subsidiaries under this Agreement or the Notes;

          (b) Indebtedness for Borrowed Money existing on the date hereof and disclosed in the Borrower's financial statements referred to in Section 4.5 or otherwise disclosed to the Bank on Schedule 4.5, but no renewals, extensions, or refinancings thereof;

          (c) Indebtedness for Borrowed Money (other than to the Bank) of Quad Systems Corporation and its Subsidiaries of up to Two Million Dollars ($2,000,000) in the aggregate including Debt in respect of letters of credit or bankers acceptances issued for the account of Quad Systems Corporation or any Subsidiary and Debt secured by purchase-money Liens permitted under Section 7.3;

          (d) Indebtedness for Borrowed Money of Quad Systems Corporation to a Borrower or Subsidiary (which is not a Borrower hereunder) or of any Subsidiary to Quad Systems Corporation or another Subsidiary.

     7.3 LIENS. Create, assume or permit to exist any Lien on any of the property or assets of the Borrower or any Subsidiary whether now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens, determined with respect to all Borrowers and Subsidiaries taken as a whole.

     7.4 GUARANTEES. Guarantee or otherwise in any way become or be responsible for indebtedness or obligations (including working capital maintenance, take-or-pay contracts, etc.) of any other person, contingently or otherwise, except: (a) the endorsement of negotiable instruments of deposit in the normal course of business; (b) guarantees by the Borrower or by any Subsidiary issued to secure the indebtedness or obligation which underlying indebtedness or obligation is permitted hereunder; and (c) guarantees (other than those described in subsection (a) and (b)) made in the ordinary course of business by Quad Systems Corporation with respect to obligations of Subsidiaries and in an aggregate amount not greater than $1,000,000.

     7.5 MARGIN STOCK. Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended from time to time.

     7.6 ACQUISITIONS AND INVESTMENTS. Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, or make any Investments in any other Person; or enter into any new business activities or ventures not directly related to its present business; or create any Subsidiary, except:

          (a) Quad Systems Corporation may maintain its ownership interest in each of the Subsidiaries listed on Schedule 4.12 at the percentage of ownership disclosed on said Schedule.

          (b) Quad Systems Corporation or any Subsidiary may acquire and hold stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Quad Systems Corporation or such Subsidiary.

          (c) Quad Systems Corporation or any Subsidiary may make and own:

               (i) Investments in certificates of deposit or time deposits having maturities in each case not exceeding one year from the date of issuance thereof and issued by the Bank, or any FDIC-insured commercial bank incorporated in the United States or any state thereof having a combined capital and surplus of not less than $100,000,000;

               (ii) Investments in marketable direct obligations issued or unconditionally guaranteed by the United States of America any agency thereof, or backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of issuance or acquisition thereof including those acquired under standard repurchase agreements;

               (iii) Investments in commercial paper issued by a corporation incorporated in the United States or any State thereof maturing no more than one year from the date of issuance thereof and, at the time of acquisition, having a rating of A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc.; and

               (iv) Investments in money market mutual funds all of the assets of which are invested in cash or investments described in clauses (i),
          (ii) and (iii) of this paragraph (c).

               (v) Stock obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to any Borrower or Subsidiary.

          (d) Quad Systems Corporation may make Permitted Acquisitions.

     7.7 TRANSFER OF ASSETS; NATURE OF BUSINESS. Sell, transfer, pledge, assign or otherwise dispose of any assets or capital stock of the Borrower or any Subsidiary unless such sale or disposition shall be in the ordinary course of Borrower's or such Subsidiary's business for value received; or discontinue, liquidate or change in any material respect any substantial part of its operations or business unless the same would not have a Material Adverse Effect.

      7.8 RESTRICTED PAYMENTS. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of any of the Borrowers; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of the Subsidiaries to purchase or otherwise acquire for value any stock of any Borrower or any other Subsidiary, EXCEPT THAT: (i) a Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower; (ii) a Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds from a substantially concurrent issue of new shares of its capital stock; and (iii) so long as no Event of Default or Potential Default has occurred and is continuing or would be caused or created thereby, the Borrowers may declare and pay dividends on an annual basis in amounts which do not in the aggregate exceed 50% of the pre-tax Net Income of the Borrowers for such year and which would not cause a breach of any of the Financial Covenants set forth in Article VIII.

     7.9 ACCOUNTING CHANGE. Make or permit any material change in financial accounting policies or financial reporting practices, except as required by Generally Accepted Accounting Principles or regulations of the Securities and Exchange Commission, and in any event without having first given written notice to the Bank of such proposed, required change.

     7.10 LOCATION OF OFFICES. Change its principal place of business or chief executive office unless Borrower has given the Bank thirty (30) days prior written notice.

     7.11 CAPITAL EXPENDITURES. Make Capital Expenditures (including (i) indebtedness incurred under Section 7.2(c) in connection with purchase money liens permitted under Section 7.3 and (ii) commitments to make any Capital Expenditure in any such fiscal year) which exceed the amounts set forth below (determined in the aggregate for all Borrowers) for the corresponding fiscal year:

      FISCAL YEAR ENDING               MAXIMUM CAPITAL EXPENDITURES
      ------------------               ----------------------------

      September 30, 1997                    $3,000,000
      September 30, 1998,
        and thereafter                       2,000,000

      7.12 TRANSACTION WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any non-borrower Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or non-borrower Subsidiary's business.

                                  ARTICLE VIII

                              FINANCIAL COVENANTS.

     The Borrowers covenant and agree that from and after the date hereof and so long as the Revolving Loan Commitment is in effect or any Obligations remain unpaid or outstanding, the Borrowers will keep and maintain the following financial covenants, each of which shall, unless otherwise indicated, be (1) tested quarterly at and as of the end of each fiscal quarter; and (2) prepared on the basis of Consolidated results of the Borrowers and Subsidiaries as reported on Forms 10-K and 10-Q:

     8.1 LEVERAGE RATIO. Borrowers will maintain at all times a ratio of Total Liabilities TO Tangible Net Worth, not greater than 1.00 to 1.00.

     8.2 CURRENT RATIO. Borrowers will maintain at all times a ratio of Current Assets TO the SUM OF Current Liabilities, PLUS, without duplication, the amount of Revolving Credit Loans outstanding, of no less than 2.00 to 1.00.

     8.3 CASH FLOW COVERAGE RATIO. Borrowers will maintain at all times a ratio of (a) the SUM OF net income before taxes, PLUS, depreciation, amortization and interest expense TO (b) the SUM OF all current maturities of Indebtedness for Borrowed Money (including Capitalized Leases) PLUS, interest expense PLUS, all taxes and dividends paid in cash, of not less than 1.50 to 1.00 for the period then ended consisting of the fiscal quarter then ended and the immediately proceeding three fiscal quarters.

     8.4 MINIMUM TANGIBLE NET WORTH. Borrowers will maintain a minimum Tangible Net Worth of not less than the sum of (i) $23,000,000 PLUS (ii) on a cumulative basis 50% of the Borrowers' Net Income (but not less than zero for any year) for each subsequent fiscal year during the term of this Agreement beginning with the fiscal year ending on September 30, 1997, PLUS (iii) an amount equal to the net proceeds received by any Borrower (during the relevant period) from any equity offering, stock sale or contribution of capital.

      8.5 DEFINITIONS. The terms "Current Assets", "Current Liabilities", "Net Income" and "Total Liabilities" shall have the meanings attributed to such terms under GAAP. In addition, the following definitions shall apply in calculating the foregoing covenants:

     "CONSOLIDATED" refers to the consolidation of the accounts of Borrowers and their Subsidiaries in accordance with GAAP, including principles of consolidation.

     "TANGIBLE NET WORTH" means (a) the aggregate amount of all assets as may be properly classified as such, OTHER THAN (i) all assets which are properly classified as intangible assets including, without limiting the generality of the foregoing, franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, including the excess paid for assets acquired over their respective book values on the books of the corporation from which acquired, AND (ii) all loans to shareholders, officers and employees, LESS
(b) Total Liabilities (other than contingent liabilities corresponding to the face amount of outstanding, standby Letters of Credit), all determined in accordance with GAAP, consistently applied.


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


                                   ARTICLE IX

                                     DEFAULT

     9.1 EVENTS OF DEFAULT. The Borrowers shall be in default if any one or more of the following events ("Event of Default") occurs with respect to any
Borrower:

               (a) PAYMENTS. Borrower fails to pay any principal of or interest on any Note when due and payable (whether at maturity, by notice of intention to prepay, or otherwise) or fails to pay when it is due and payable any other amount payable under any Loan Document;

               (b) COVENANTS. The Borrower fails to observe or perform as and when required any of the terms, conditions or covenants contained in any Loan Document;

               (c) REPRESENTATIONS, WARRANTIES. Any representation or warranty made or deemed to be made by the Borrower herein or in any Loan Document or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made or deemed to have been made;

               (d) BANKRUPTCY. The Borrower or any Subsidiary is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of sixty (60) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Borrower or any Subsidiary or any substantial part of the property of the Borrower or any Subsidiary is appointed, or if any such receivership or trusteeship to continues undischarged for a period of sixty (60) days (provided, that the voluntary liquidation or dissolution by Quad Systems Corporation of any of its Subsidiaries, after written notice to the Bank, shall not constitute an Event of Default unless the Bank, acting in its reasonable discretion, shall determine that such action has a Material Adverse Effect;

               (e) CERTAIN OTHER DEFAULTS. If the Borrower or any Subsidiary shall fail to pay when due any Indebtedness for Borrowed Money which singularly or in the aggregate as to all Borrowers exceeds $250,000, and such failure shall continue beyond any applicable cure period, or the Borrower or any Subsidiary shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any agreement or document, relating to Indebtedness for Borrowed Money, if the effect of such default is to permit, with the giving of notice or passage of time or both, the holders thereof, or any trustee or agent for said holders, to terminate or suspend any commitment (which is equal to or in excess of $250,000) to lend money or to cause or declare any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable, provided that during any applicable cure period the Bank's obligations hereunder to make further Loans shall be suspended;

               (f) JUDGMENTS. Any judgments against the Borrower or any Subsidiary or against its assets or property for amounts in excess of $1,000,000 in the aggregate as to all Borrowers remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of sixty (60) days;

               (g) ATTACHMENTS. Any assets of the Borrowers or any Subsidiary shall be subject to attachments, levies, or garnishments for amounts in excess of $250,000 in the aggregate as to all Borrowers which have not been disclosed or satisfied within twenty (20) days after service of notice thereof to the Borrowers or such Subsidiary.

               (h) CESSATION OF COLLATERAL DOCUMENTS. Any Collateral Documents shall at any time and for any reason cease to be in full force and effect.

               (i) USE OF PROCEEDS OF LOANS. The Borrowers use any of the funds borrowed hereunder for purposes other than those specifically authorized hereunder.

               (j) ANNUAL STATEMENTS. The existence of any qualification or exception in the report of the independent public accountants accompanying the Borrowers' annual Financial Statements.

     9.2 REMEDIES.

     (a) The Bank, following the occurrence and the continuance of an Event of Default or as otherwise permitted under this Agreement, shall, at its option, declare the Revolving Loan Commitment to be terminated and all principal and interest owed under the Notes and all other Obligations to be immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate and all principal and interest owed under the Notes and other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers.

     (b) In addition to the remedies provided herein, the Bank may exercise and enforce any and all other rights and remedies available to it whether arising under this Agreement, the Notes or the Collateral Documents or under applicable law, in any manner deemed appropriate by the Bank, including a suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or any of the Collateral Documents or in aid of the exercise of any power granted in this Agreement, the Notes or any of the Collateral Documents.

     (c) Upon the occurrence and during the continuance of any Event of Default, the Bank may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the Obligations of any Borrower now or hereafter existing any amounts held in deposit accounts at the Bank or other indebtedness at any time owing by the Bank to or for the credit or the account of any Borrower or any property of any Borrower from time to time in possession of the Bank.

     (d) All moneys received by the Bank from its exercise of remedies under this Agreement, the Notes, or the Collateral Document or applicable law, shall, unless otherwise required by law, be applied by the Bank as follows:

          First, to the Bank for any fees, costs or expenses incurred by the

     Bank under any of the Loan Documents or this Agreement, then due and payable and not reimbursed by the Borrowers to the Bank until such fees, costs and expenses are paid in full;

          Second, to the Bank for the Commitment Fee or any other fees then due and payable under this Agreement until such fee is paid in full;

          Third, to the Bank for all interest then due and payable from the Borrowers until such interest is paid in full;

          Fourth, to the Bank for the principal amount of the Loans then due and payable from the Borrowers until such principal is paid in full.

     (e) IN ADDITION TO ALL OTHER REMEDIES PROVIDED FOR HEREIN, EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR CLERK OR ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT THEREIN AGAINST THE BORROWER AFTER AN EVENT OF DEFAULT HEREUNDER WHICH IS CONTINUING FOR THE AMOUNT WHICH MAY BE DUE THEREON AS EVIDENCED BY AN AFFIDAVIT SIGNED BY AN OFFICER OF THE BANK SETTING FORTH THE AMOUNT THEN DUE, INCLUDING ACCRUED INTEREST, PLUS ATTORNEY'S FEES AND COSTS OF SUIT AND RELEASE OF ERRORS. IF A COPY HEREOF, VERIFIED BY AN AFFIDAVIT, SHALL HAVE BEEN FILED IN SAID PROCEEDING, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY. EACH BORROWER WAIVES THE RIGHT TO ANY STAY OF EXECUTION AND THE BENEFIT OF ALL EXEMPTION LAWS NOW OR HEREAFTER IN EFFECT. NO SINGLE EXERCISE OF THE FOREGOING WARRANT AND POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, VOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THE HOLDER HEREOF SHALL ELECT, UNTIL ALL LIABILITIES PAYABLE OR THAT MAY BECOME PAYABLE HEREUNDER BY THE BORROWERS HAVE BEEN PAID IN FULL.

      9.3 POWER OF ATTORNEY. Each Borrower does hereby make, constitute and appoint the Bank its true and lawful attorney-in-fact with power: (a) to execute all UCC-1 statements and other UCC statements on behalf of the Borrower with respect to the Collateral given for the Obligations and in such Borrower's name or otherwise, to demand, sue for, collect and give releases for, any and all moneys due or to become due upon the Collateral and to compromise, prosecute or defend any action, claim or proceeding with respect thereto; and to do any and all other things necessary or desirable to carry out the purposes herein contemplated. The foregoing powers of attorney are hereby acknowledged by the Borrowers to be coupled with an interest and irrevocable. Each Borrower further grants to Bank full power and authority to substitute or add any of their employees or agents as attorneys-in-fact to act pursuant to such power.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 WAIVER. No failure or delay on the part of the Bank or any holder of any Note in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under any Loan Document. The remedies provided under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     10.2 AMENDMENTS. No amendment, modification, termination or waiver of any Loan Document or any provision thereof nor any consent to any departure by any Borrower therefrom shall be effective unless the same shall have been approved in writing by the Bank, be in writing and be signed by the Bank and the Borrowers and then any such waiver or consent shall be effective only in the instance and for the specific purpose for which given. No notice to or demand on the Borrowers shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

     10.3 GOVERNING LAW. The Loan Documents and all rights and obligations of the parties thereunder shall be governed by and be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of conflict of laws.

     10.4 PARTICIPATIONS AND ASSIGNMENTS. Borrowers hereby acknowledge and agree that the Bank may at any time: (a) grant participations in all or any portion of its Revolving Loan Commitment, any Note or of its right, title and interest therein or in or to this Agreement (collectively, "Participations") to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided, however, that: (i) all amounts payable by the Borrowers hereunder shall be determined as if the Bank had not granted such Participation; and (ii) any agreement pursuant to which the Bank may grant a Participation (x) shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on the Loan or postpone the date fixed for and payment of principal of or interest on the Loan; and (z) shall not relieve the Bank from its obligations, which shall remain absolute, to make Loans hereunder; and (b) the Bank may assign any of its Loans and its Revolving Loan Commitment (but only with the consent of Borrowers, which consent shall be unreasonably withheld, provided that: each such assignment shall be in an amount of at least $1,000,000 (unless, after giving effect to such assignment and all other such assignments by the Bank occurring simultaneously or substantially simultaneously therewith, the Bank shall hold no Revolving Loan Commitment or Loan hereunder); and (ii) each such assignment by the Bank of its Loans, or Revolving Loan Commitment shall be made in such manner so that the same portion of its Loans, Note and Revolving Loan Commitment is assigned to the respective assignee. Upon execution and delivery by the assignee to the Borrowers and the Bank of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder (if not already the Bank) having the Commitment(s) and Loans specified in such instrument, and upon consent thereto by the Borrowers and the Bank, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrowers and the Bank), the obligations, rights and benefits of the Bank hereunder holding the Revolving Loan Commitment(s) and Loans (or portions thereof) assigned to it (in addition to the Revolving Loan Commitment(s) and Loans, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned.

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     10.5 CAPTIONS. Captions in the Loan Documents are included for convenience of reference only and shall not constitute a part of any Loan Document for any other purpose.

     10.6 NOTICES. All notices, requests, demands, directions, declarations and other communications between the Bank and the Borrowers provided for in any Loan Document shall, except as otherwise expressly provided, be mailed by registered or certified mail, return receipt requested, or telegraphed, or telefaxed, or delivered in hand to the applicable party at its address indicated opposite its name on the signature pages hereto. The foregoing shall be effective and deemed received three days after being deposited in the mails, postage prepaid, addressed as aforesaid and shall whenever sent by telegram, telegraph or telefax or delivered in hand be effective when received. Any party may change its address by a communication in accordance herewith.

     10.7 EXPENSES OF THE BANK; INDEMNIFICATION OF THE BANK.

     (a) The Borrowers will from time to time reimburse the Bank promptly following demand for all out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) in connection with (i) the preparation of the Loan Documents, (ii) the making of any Loans, and (iii) the enforcement of the Loan Documents; and reimburse the Bank for all out-of-pocket expenses (including reasonable fees and expenses of legal counsel) in connection with the enforcement of the Loan Documents.

     (b) In addition to the payment of the foregoing expenses, the Borrowers hereby agree to indemnify, protect and hold the Bank and any holder of the Note and the officers, directors, employees, agents, affiliates and attorneys of the Bank and such holder (collectively, the "INDEMNITEES") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature, including reasonable fees and expenses of legal counsel, which may be imposed on, incurred by, or asserted against such Indemnitee by any Borrower or other third parties and arise out of or relate to this Agreement or the other Loan Documents or any other matter whatsoever related to the transactions contemplated by or referred to in this Agreement or the other Loan Documents; provided, however, that the Borrowers shall have no obligation to an Indemnitee hereunder to the extent that the liability incurred by such Indemnitee has been determined by a court of competent jurisdiction to be the result of gross negligence or willful misconduct of such Indemnitee.

     10.8 SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties (other than representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement) made or deemed made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Note. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers set forth in Sections 2.6, 2.8(b), 2.8(c), 2.9, 2.15 and 10.7, shall survive the payment of the Loans and the termination of this Agreement. This Agreement shall remain in full force and effect until the latest to occur of the termination of the Revolving Loan Commitment or the repayment in full of all amounts owed by the Borrowers under any Loan Document.

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


     10.9 SEVERABILITY. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction.

      10.10 NO FIDUCIARY RELATIONSHIP. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Bank to any Borrower.

      10.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE BORROWERS AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE EASTERN DISTRICT OF PENNSYLVANIA AND IRREVOCABLY AGREES THAT, ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTE, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAYBE LITIGATED IN SUCH COURTS. EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH NOTE, OR SUCH OTHER LOAN DOCUMENT.

      10.12 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP ESTABLISHED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE BORROWERS, AND THE BANK ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE BORROWERS AND THE BANK FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      10.13 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendment hereto or waiver hereof may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and any amendments hereto or waivers hereof shall become effective when the Bank shall have received signed counterparts or notice by telecopy of


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the signature page that the counterpart has been signed and is being delivered to the Bank or facsimile that such counterparts have been signed by all the parties hereto or thereto.

     10.14 USE OF DEFINED TERMS. All words used herein in the singular or plural shall be deemed to have been used in the plural or singular where the context or construction so requires. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     10.15 APPOINTMENT OF QUAD AS AGENT FOR BORROWERS. Each Borrower hereby irrevocably appoints and authorizes Quad Systems Corporation to act as its agent hereunder and under any and all other Loan Document with the powers to take any and all actions that may be taken by Borrowers, including without limitation, the power to request Loans or the issuance of Accommodations and to give and receive notice and accept service on behalf of all Borrowers, together with such other powers as are reasonably incidental thereto; notice by Bank to Quad Systems Corporation shall be deemed notice to all Borrowers.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrowers and the Bank have caused this Agreement to be executed by their proper corporate officers thereunto duly authorized as of the day and year first above written.


Applicable Lending Office:             CORESTATES BANK, N.A.,

2240 Butler Pike
Plymouth Meeting, PA 19462
                                         By:_______________________________
                                             Name: William F. Dohmen
                                             Title: Vice President


                                         QUAD SYSTEMS CORPORATION


                                         By:______________________________



                                         HITECH FINANCE COMPANY


                                         By:_______________________________


                                         TRIMARK INVESTMENT CORP.


                                         By:_______________________________


                                         QUAD LEASING CORPORATION



                                         By:_______________________________



                                         QUAD FOREIGN SALES CORPORATION



                                         By:_______________________________


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